SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INFORMAX, INC.

(Name of Registrant as Specified in its Charter)

________________________________________________________________________________ (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SCHEDULE 14A INFORMATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2002
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 16, 2002
PROXY STATEMENT
ELECTION OF DIRECTORS (PROPOSAL 1)
EXECUTIVE OFFICERS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PARTIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
APPROVAL OF AMENDED EQUITY INCENTIVE COMPENSATION PLAN (PROPOSAL 2)
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002 (PROPOSAL 3)
STOCK PERFORMANCE CHART
STOCKHOLDER PROPOSALS
OTHER MATTERS
ANNEX A
INFORMAX, INC. AMENDED EQUITY INCENTIVE COMPENSATION PLAN, (As approved by the Board of Directors on April 4, 2002)

7600 Wisconsin Avenue

Suite 1100
Bethesda, Maryland 20814

April 12, 2002

To Our Stockholders:

       On behalf of the Board of Directors, I am pleased to invite you to attend the 2002 Annual Meeting of Stockholders of InforMax, Inc. The annual meeting will be held on May 16, 2002, at 10:00 a.m., local time, at our headquarters located at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814.

       The matters on which stockholders will be voting at the annual meeting are described in the attached Notice of Annual Meeting and Proxy Statement. In addition to the matters to be voted on, there will be a report on our progress and an opportunity for stockholders to ask questions.

       It is important that your views be represented whether or not you are able to be present at our annual meeting. Please return the enclosed proxy card at your earliest convenience in order to ensure that your shares are voted at the annual meeting. Every stockholder’s vote is important, whether you own a few shares or many.

       We hope that you will be able to join us. Your continued interest and support in the affairs of InforMax are appreciated.

Sincerely yours,

Andrew P. Whiteley
Chairman of the Board of Directors,
Chief Executive Officer and President

7600 Wisconsin Avenue

Suite 1100
Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2002

To Our Stockholders:

      The 2002 annual meeting of stockholders of InforMax, Inc. will be held on May 16, 2002, at 10:00 a.m., local time, at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814, for purposes of acting on the following matters:

1.	To elect Hooks Johnston as a Class II director on the Board of Directors, whose term shall expire at the 2005 annual meeting of stockholders, to serve until his successor has been duly elected and qualified (Proposal 1, see page 3);

2.	To approve an amendment and restatement of our Amended Equity Incentive Compensation Plan, including, among other things, the authorization of an additional 2.2 million shares of common stock for issuance thereunder and certain changes intended comply with Section 162(m) of the Internal Revenue Code, as amended (Proposal 2, see page 16);

3.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2002 (Proposal 3, see page 21); and

4.	To consider such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

      The above matters are more fully described in the proxy statement, which you are urged to review carefully. Only holders of record of InforMax, Inc. common stock at the close of business on March 28, 2002 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof, either in person or by proxy. This proxy statement is first being mailed to stockholders of InforMax, Inc. on or about April 12, 2002.

By Order of the Board of Directors,

Brigitta W. Scott
Secretary

Bethesda, Maryland

April 12, 2002

Regardless of your plans for attending in person, it is important that your shares be represented and voted at the annual meeting. Accordingly, you are requested to complete, sign, date, and return the enclosed proxy card in the enclosed postage paid envelope. Your vote is important whether you own few shares or many.

INFORMAX, INC.

7600 Wisconsin Avenue
Suite 1100
Bethesda, Maryland 20814

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 16, 2002

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement and the accompanying form of proxy are being furnished on or about April 12, 2002, to stockholders of InforMax, Inc. (referred to in this proxy statement as “InforMax,” “we” or “our”) in connection with the solicitation by our Board of Directors of proxies to be used at the 2002 annual meeting of stockholders and at any adjournments or postponements thereof. The annual meeting will be held on Thursday, May 16, 2002, at 10:00 a.m., local time, at our headquarters located at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland 20814, and thereafter as it may from time to time be adjourned, for the purposes described in this proxy statement.

Voting Rights and Procedure

      The close of business on March 28, 2002 is the record date for stockholders entitled to notice of, and to vote at, the annual meeting. As of that date, we had 25,410,919 shares of our common stock, $.001 par value per share, issued and outstanding, held by 116 stockholders of record. Stockholders entitled to vote at the annual meeting will have one vote for each share of our common stock held by that stockholder on the record date. Shares of our common stock vote together as a single class.

      All proxies on the enclosed form of proxy that are properly executed and returned to us prior to commencement of voting at the annual meeting will be voted at the annual meeting or any adjournments or postponements thereof in accordance with the instructions thereon. Executed but unmarked proxies will be voted “FOR” approval of the proposals set forth in the Notice of Annual Meeting attached to this proxy statement. If any other matters should properly come before the annual meeting, proxies will be voted in the discretion of the proxy holders. Our management is not currently aware of any matters other than those described in this proxy statement that are expected to be brought before the annual meeting.

      A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Election of directors by stockholders shall be determined by a plurality of the votes cast by those stockholders entitled to vote at the election who are present in person or represented by proxy. The proposed amendment and restatement to our Amended Equity Incentive Compensation Plan and the ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ended December 31, 2002 require a majority of the votes cast to be approved.

      All votes will be tabulated by the inspector of elections appointed for the annual meeting who will, for each proposal to be voted on, determine the number of shares outstanding, the number of shares entitled to vote, the number of shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of all proxies that we received.

      In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the location of the annual meeting on May 16, 2002, and for 10 days prior to such date between the hours of 10:00 a.m. and 4:00 p.m. Eastern Time.

Revocability of Proxies

      A stockholder who has given a proxy may revoke it at any time before its exercise at the annual meeting by (1) giving written notice of revocation to our Corporate Secretary, (2) properly submitting to us a duly executed proxy bearing a later date, or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the annual meeting of a stockholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. In addition, please note that stockholders who wish to vote at the annual meeting must bring to the meeting a letter from their broker, bank or other nominee if their shares are held in “street name” by one of those record holders. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: InforMax, Inc., 7600 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Corporate Secretary.

Cost of Proxy Solicitation

      The cost of soliciting proxies in the form enclosed herewith will be borne entirely by us. Proxies will be solicited principally by use of the mail, but, if deemed desirable, may be solicited personally, by our directors, officers and employees, without additional remuneration, by personal interviews, Internet, telephone, telegraph or otherwise. We also intend to utilize the services of our transfer agent, American Stock Transfer & Trust Company, to provide broker search and proxy distribution services, along with the distribution services of ADP Proxy Services, together at an estimated cost of $7,500. In accordance with the regulations of the Securities and Exchange Commission, we will furnish copies of solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and we will reimburse to such persons normal handling charges for such forwarding service.

The Board of Directors recommends that stockholders vote “FOR” approval of each of the proposals set forth in this proxy statement.

ELECTION OF DIRECTORS

(PROPOSAL 1)

      Our restated certificate of incorporation provides for a minimum of three directors and a maximum of fifteen directors, such number to be determined by resolution of our Board of Directors. Pursuant to such a resolution, the Board of Directors reduced its size from six members to four members following the resignations of Dr. Alexander Titomirov and Dr. James Bernstein.

      The Board of Directors is divided into three classes, each class serving a staggered three-year term. Each class consists of as nearly equal a number of directors as possible. At the annual meeting, one director will be elected to fill a position in Class II of the Board of Directors. Mr. Johnston has been nominated by the Board of Directors for election at the annual meeting and such nominee, if elected, will serve a term expiring at the 2005 annual meeting of stockholders. Mr. Johnston was initially elected to the Board of Directors under a voting agreement among InforMax, FBR Technology Venture Partners II, LP, Amersham Pharmacia Biotech and other principal stockholders. This voting agreement terminated upon completion of our initial public offering on October 6, 2000.

      Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy “FOR” the election of Mr. Johnston as a nominee to our Board of Directors.

      The Board of Directors believes that the nominee will stand for election and will serve if elected. However, if the person nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may nominate and recommend. The affirmative vote of a plurality of the shares of common stock present or represented by proxy at the annual meeting is required to elect the director nominee.

Nominees to the Board of Directors at the 2002 Annual Meeting

      The following table presents information concerning the person nominated for election as a Class II director to our Board of Directors:

Name of Nominee	Age	Principal Occupation	Director Since

Hooks Johnston	40	General Partner, Broadreach Partners LLC	June 1999

      Hooks Johnston, has served as a director since June 1999. Mr. Johnston is currently the General Partner of Broadreach Partners LLC, an organization that he co-founded in 2001 which provides management services to venture capital organizations and technology companies. Mr. Johnston previously served as Managing Director of FBR Technology Venture Partners, a venture capital investment firm, from December 1998 to April 2001. From November 1997 to December 1998, Mr. Johnston served as the President of Descartes Systems Group, a leading supply chain software company, which he assisted in taking public in early 1998. From September 1995 to November 1997, Mr. Johnston served as the President and Chief Executive Officer of Roadshow International, Inc., a transportation software company that was acquired by Descartes. From August 1993 to September 1995, Mr. Johnston was the Chief Operating Officer of ALG, Inc., a design, pre-press and publishing services company. Mr. Johnston currently serves on the board of directors of Intranets.com, Inc., MarketSwitch Corporation, B2Emarkets, Inc., Global Logistics Technologies, Inc. and Shelflink, Inc. Mr. Johnston received an M.B.A. from Harvard Business School in 1988 and a Bachelor of Science degree in Applied Mathematics and Economics from Brown University in 1984.

Directors Not Standing for Election at the 2002 Annual Meeting

			Director	Class and Year in
Name	Age	Principal Occupation	Since	Which Term Expires

Andrew P. Whiteley	43	Chairman of the Board, Chief Executive Officer and President, InforMax, Inc.	August 2000	Class III, 2003
Harry D’Andrea	46	Admin. General Partner, Valhalla Partners	June 1999	Class I, 2004
Wei-Wu He, Ph.D.	37	General Partner, Emerging Technology Partners, L.L.C.	August 2000	Class I, 2004

      Andrew P. Whiteley, has served as a director since August 2000. Mr. Whiteley became our Chairman of the Board in March 2002 and our Chief Executive Officer and President in April 2002. Mr. Whiteley served as Vice President of Bioinformatics for Amersham Biosciences Corp. (f/k/a Amersham Pharmacia Biotech, Inc.), a provider of integrated drug discovery solutions, from January 2000 to March 2002. From October 1997 to December 1999, Mr. Whiteley served as Vice President of Amersham Biosciences’ sequencing business. For a portion of the period above, Mr. Whiteley also served as site director for Amersham International PLC’s Cleveland facility. From April 1995 to March 1997, Mr. Whiteley was the head of Amersham Life Sciences’ group marketing. Mr. Whiteley serves on the board of directors of Cimarron Software Services, Inc. Mr. Whiteley received Bachelor’s degrees in Chemistry and Biochemistry from Nottingham University in the U.K. in 1980.

      Harry D’Andrea, has served as a director since June 1999. Mr. D’Andrea has served as Administrative General Partner of Valhalla Partners, a venture capital fund, since April 2002. Mr. D’Andrea served as the Chief Financial Officer of Advanced Switching Communications, Inc., a telecommunications equipment provider, from June 1999 to April 2002. From August 1998 to June 1999, Mr. D’Andrea served as Chief Financial Officer of Call Technologies, Inc., a telecommunications software provider. From June 1997 to July 1998, Mr. D’Andrea served as Chief Financial Officer of Yurie Systems, Inc., a provider of networking and telecommunications equipment. In 1996, Mr. D’Andrea served as Chief Financial Officer of American Communications Services, Inc., now e.spire Communications, Inc., a telecommunications service provider. Prior to that Mr. D’Andrea served as Executive Vice President, Chief Financial Officer and Treasurer of Caterair International Corporation, a provider of catering services for commercial airlines. Mr. D’Andrea currently serves on the board of directors of Coagulation Diagnostics, Inc. and ECUTEL, Inc. Mr. D’Andrea received an M.B.A. in Finance from Drexel University in 1980 and a Bachelor’s degree in Foreign Service from The Pennsylvania State University in 1978.

      Wei-Wu He, Ph.D., has served as a director since August 2000. Dr. He has served as the General Partner of Emerging Technology Partners, L.L.C., a venture capital fund he founded that is dedicated to investing in genomics technology companies, since March 2000. In 1996, Dr. He founded OriGene Technologies, Inc., a provider of genomics technologies for the pharmaceutical industry and served as President from June 1996 to March 2000. From 1993 to 1996, Dr. He was a scientist at Human Genome Sciences, Inc., and prior to that he was a research fellow at Massachusetts General Hospital. Additionally, Dr. He serves as a director for Aptus Genomics Inc., Clairus Technologies, Inc., Amnis Corporation, FasGen, Inc., Intradigm, Inc. and MithraGen, Inc. Dr. He received his Ph.D. in Molecular Biology from the Baylor College of Medicine in 1991 and a Bachelor’s degree in Biochemistry from Nanjing University in 1985. Dr. He also received an M.B.A. from The Wharton School of the University of Pennsylvania in 1999.

      The Board of Directors recommends that you vote “FOR” proposal 1 and the election of Mr. Johnston as a Class II director.

EXECUTIVE OFFICERS

      The following table sets forth information concerning our executive officers that do not serve on our Board of Directors. Our executive officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position

John M. Green	50	Chief Financial Officer and Chief Operating Officer
Stephen E. Lincoln	37	Chief Scientific Officer, Executive Vice President, Product Development

      Set forth below are descriptions of the backgrounds of each of our executive officers, other than Mr. Whiteley, whose position and background are previously described in this proxy statement.

      John M. Green, has served as our Chief Financial Officer since March 2001 and Chief Operating Officer since October 2001. Prior to joining InforMax, Mr. Green was Executive Vice President, Operations, North America for HMS Host Corporation (formerly Host Marriott Services Corporation), a food, beverage, and retail merchandise concessionaire, where he was responsible for the field operations as well as the finance and human resource functions from 1998 to 2000. Mr. Green was previously Senior Vice President, Finance — Lodging, for Marriott International, Inc. from 1997 to 1998. Prior to his tenure at HMS Host Corporation, Mr. Green was Executive Vice President and Chief Operating Officer of PGI, Inc., a provider of business communications and event management services, where he led operations, business development, finance and human resource functions from 1996 to 1997. Mr. Green previously held senior financial management positions with Marriott International, Inc., including Senior Vice President and Corporate Controller, where he led the company’s strategic and financial planning, analysis and budget processes from 1991 to 1996. In addition, Mr. Green has held senior management positions with PepsiCo, Inc., including Director, Business/ Corporate Planning and Chief Financial Officer for beverage operations in Germany, Switzerland and Austria. Mr. Green received a Master of Science degree in Economics from The London School of Economics in 1975 and a Bachelor of Arts degree in Political Science/ International Relations from Tufts University in 1973.

      Stephen E. Lincoln, has served as our Chief Scientific Officer and Executive Vice President of Product Development since March 2001, and served as our Senior Vice President of Life Science Informatics from October 2000 to March 2001. Prior to joining InforMax, Mr. Lincoln served as Vice President of Bioinformatics Research and Development at Incyte Genomics from 1995 to 2000. From 1993 to 1995, Mr. Lincoln directed bioinformatics efforts supporting SNP genotyping at Molecular Tool, Inc. (now Orchid Biosciences, Inc.). In 1993, Mr. Lincoln was a visiting scientist at the Cold Spring Harbor Laboratory. From 1986 to 1993, Mr. Lincoln was a scientist working with Dr. Eric Lander at the Whitehead Institute at the Massachusetts Institute of Technology and was a founding member of the MIT/ Whitehead Genome Center. Mr. Lincoln received a Bachelor’s degree in Computer Science from MIT where he also pursued additional graduate studies in Computer Science, Molecular Biology and Genetics.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      Our Board of Directors has the authority to manage our business and affairs. Our restated bylaws permit the Board of Directors to establish committees from among its members and to delegate authority to these committees for various purposes. Our Board of Directors maintains three standing committees: an Executive Committee, a Compensation Committee and an Audit Committee. In 2001, these committees consisted entirely of non-employee directors.

      Our Board of Directors held a total of 12 meetings during fiscal year 2001. Each director attended at least 75% or more of all Board of Directors’ meetings. Dr. He attended four of the six meetings of the Executive Committee and all other directors attended 75% or more of all meetings of each committee on which he serves.

Executive Committee

      The Executive Committee consists of Messrs. D’Andrea, Johnston and Whiteley and Dr. He. The Executive Committee has all powers and authority of the Board of Directors in the management of our business and affairs that may be delegated unto it under Delaware law. In general, the Executive Committee may act upon all matters except those which under Delaware law require action by the full Board of Directors, such as approving, adopting or recommending to stockholders any action required to be submitted to stockholders for approval and the amendment of our bylaws. The Executive Committee was created in the fall of 2001 to facilitate our executive management transition. The Executive Committee held six meetings during fiscal year 2001.

Compensation Committee

      The Compensation Committee currently consists of Messrs. Johnston and D’Andrea. Prior to his appointment as our Chief Executive Officer and President in April 2002, Mr. Whiteley served on the Compensation Committee. The Compensation Committee:

•	reviews and approves the compensation and benefits for executive officers and grants stock options under our Amended Equity Incentive Compensation Plan and 2001 Employee Stock Option Plan; and

•	makes recommendations to the Board of Directors regarding these matters.

      The Compensation Committee held 2 meetings during fiscal year 2001. In October 2000, the Compensation Committee delegated limited authority to a subcommittee, consisting solely of Dr. Bernstein, then our President and a director, to grant options to new employees within certain preapproved levels. Dr. Bernstein resigned from our Board of Directors effective December 31, 2001 and the use of such subcommittee was discontinued.

Audit Committee

      The Audit Committee, chaired by Mr. D’Andrea, includes Mr. Johnston and Dr. He. The Audit Committee:

•	makes recommendations to the Board of Directors regarding the selection of our independent auditors;

•	reviews the results and scope of the audit and other services provided by independent auditors; and

•	reviews and evaluates audit and control functions.

      The Audit Committee held 4 meetings during fiscal year 2001. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which was attached to last year’s proxy statement. The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are “independent” in accordance with the applicable provisions of the Nasdaq National Market’s listing standards.

Director Compensation and Fees

      Directors do not receive cash compensation for their service on our Board of Directors or any committee thereof. We generally grant options to our non-employee directors upon their appointment to the Board of Directors and on the anniversary of their continued service as our Board of Directors determines. In May 2001, Messrs. Johnston and D’Andrea and Dr. He were each granted options exercisable at $5.97 per share, the fair market price at the time of grant, for up to 10,000 shares of our common stock. The options vest monthly over a 12 month period. In 1999, we granted Mr. D’Andrea options to purchase up to 25,050 shares of common stock at an exercise price of $0.30 per share, the fair market value at the time of such grant, as determined by the Board of Directors. These options are subject to conditions relating to vesting and his continued participation on the Board of Directors. We reimburse our non-employee directors for their reasonable expenses incurred in connection with their attendance at meetings of the Board of Directors and committees thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Those persons are required by regulations promulgated under the Exchange Act to furnish us with copies of all reports filed pursuant to Section 16(a). Based solely upon a review of such copies, we believe that all reports required pursuant to Section 16(a) with respect to our directors and executive officers for the year ended December 31, 2001, were timely filed except for the filing in March 2002 of amended Forms 3 to reflect additional holdings for Richard Melzer, Brigitta Scott and Rebecca McDonald that were inadvertently not reported in October 2000, and the March 2002 filing of an amended Form 4 for Dr. He to reflect a grant inadvertently not reported in December 2000.

      The Audit Committee and Compensation Committee Reports, as well as the performance graph on page 23, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission and are not incorporated by reference in any filing of InforMax under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE REPORT

      In the performance of our oversight responsibilities, the Audit Committee has reviewed and discussed with management InforMax’s audited financial statements for the year ended December 31, 2001.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

      The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

      Based upon the reviews and discussions referred to above, and subject to the limitations of our role as noted above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in InforMax’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

Harry D’Andrea

Hooks Johnston
Wei-Wu He, Ph.D.

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      The Compensation Committee of the Board of Directors has prepared the following report on our policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2001.

      The Compensation Committee is charged with making decisions with respect to the compensation of our executive officers and administering our Amended Equity Incentive Compensation Plan and recently adopted 2001 Employee Stock Option Plan. In 2001, no member of the Compensation Committee was an employee of InforMax. During 2001, the Compensation Committee consisted of Messrs. Johnston, D’Andrea and Whiteley.

Compensation Policies For Executive Officers

      Our compensation policies are designed to attract, motivate and retain experienced and qualified executives, increase our overall performance, increase stockholder value and enhance the performance of individual executives.

      The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on our overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, it is our policy to grant stock options to executives upon their commencement of employment and thereafter as determined by the Compensation Committee in order to strengthen the alliance of interest between such executives and our stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on our performance, as reflected in the market price of our common stock.

      The following describes in more specific terms the elements of compensation that implement the Compensation Committee’s compensation policies, with specific reference to compensation reported for 2001.

      Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in our geographic region. The Compensation Committee annually reviews the base salaries of executive officers based upon, among other things, individual performance and responsibilities.

      The Chief Executive Officer and Chief Financial Officer recommend annual salary adjustments by evaluating the performance of each executive officer after considering new responsibilities and the previous year’s performance. The Compensation Committee performs the same review when evaluating the performance of the Chief Executive Officer and Chief Financial Officer. Individual performance ratings take into account such factors as achievement of specific goals that are driven by our strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights but are subject to adjustment by the Compensation Committee.

      Bonuses. Bonuses to executive officers are based on both corporate and individual performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors include, among other things, revenue and earnings targets established in our annual budget.

      Stock Options. A third component of our executive officers’ compensation consists of awards under our Amended Equity Incentive Compensation Plan and recently adopted 2001 Employee Stock Option Plan, pursuant to which we grant executive officers and other key employees options to purchase shares of our common stock.

      The Compensation Committee grants stock options to our executives in order to align their interests with the interests of our stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of our common stock, which in turn results in stockholder gains. The Compensation Committee generally grants options to new executive officers and other key employees upon their commencement of employment with us and thereafter as determined by the Compensation Committee. The options generally are granted at an exercise price equal to the closing market price of the common stock on the trading day before the date of grant. Options granted to executive officers typically vest over a period of four years following the date of grant. The maximum option term is ten years. The full benefit of the options is realized upon appreciation of our stock price in future periods, thus providing an incentive to create value for our stockholders through appreciation of stock price. The Compensation Committee and our management believe that stock options have been helpful in attracting and retaining skilled personnel.

      Stock option grants made to executive officers in 2001 reflect significant individual contributions relating to our operations and implementation of our strategic business plan. Certain newly hired executive officers also received stock option grants at the time of their employment. During 2001, we granted stock options to purchase an aggregate of 2,056,155 shares of our common stock to approximately 170 employees and 8 non-employee advisors, including options to purchase 6,000 shares of common stock issued to members of the Scientific Advisory Board, which has since been discontinued, and options to purchase 30,000 shares to three of our non-employee directors. The per share option exercise prices of options granted during 2001 ranged from $2.50 to $13.69, which generally equaled the fair market value of a share of common stock on the respective dates of grant.

      Other. We have adopted a contributory retirement plan, referred to as the “401(k) plan.” The 401(k) plan covers all full-time employees who are eligible to participate. Participants may contribute up to 15% of pretax compensation, subject to certain limitations. We may make matching, nonelective or discretionary contributions to the 401(k) plan. In general, matching and discretionary contributions made by our vest ratably over a three-year period. We did not make a contribution under the 401(k)plan for 2001.

      For a discussion of the severance packages awarded to certain executive officers upon their separation from InforMax, please see the section of this proxy statement entitled “Employment Agreements and Severance Arrangements.”

Chief Executive Officer Compensation

      The executive compensation policy described above was applied in setting the compensation of Dr. Titomirov, our Chief Executive Officer in 2001. Our Chief Executive Officer generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, the Chief Executive Officer’s compensation also consists of an annual base salary, a potential annual cash bonus and, potentially, long-term equity-linked compensation in the form of stock options. The Compensation Committee’s general approach in establishing the Chief Executive Officer’s compensation is to be competitive with peer companies, but to have a percentage of the target compensation based upon certain performance criteria and targets established in our strategic plan.

      On October 17, 2001 we announced that Dr. Titomirov, our founder, would step down as Chief Executive Officer upon the hiring of a new Chief Executive Officer. In conjunction with that announcement, we entered into a Separation Agreement, General Release of All Claims and Consulting Agreement with Dr. Titomirov that is described elsewhere in this proxy statement. Effective April 1, 2002, Mr. Whiteley became our Chief Executive Officer. Mr. Whiteley’s compensation is a result of a negotiated agreement between Mr. Whiteley and our Board of Directors and is described elsewhere in this proxy statement. In negotiating Mr. Whiteley’s compensation, the Board of Directors considered the criteria contained in this report.

      Dr. Titomirov’s compensation for the year ended December 31, 2001, included $350,000 in base salary. Dr. Titomirov did not receive a bonus for 2001. Dr. Titomirov’s compensation for 2001 was based on, among other factors, our performance and the compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies. At December 31, 2001, Dr. Titomirov beneficially owned 5,112,200 shares of our common stock, or approximately 17.2% of our outstanding shares. In view of the extent of Dr. Titomirov’s equity ownership, he did not receive grants of stock options in 2001.

Compensation Deductibility Policy

      Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1.0 million paid to any of our five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1.0 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Compensation Committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers. The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Respectfully submitted,

Compensation Committee

Hooks Johnston

Harry D’Andrea
Andrew P. Whiteley*

*	Mr. Whiteley ceased to be a member of our Compensation Committee upon his appointment as our Chief Executive Officer and President.

Compensation Committee Interlocks and Insider Participation

      The current members of the Compensation Committee are Messrs. Johnston and D’Andrea, neither of whom was an officer of InforMax in 2001 or prior thereto. In March 2002, Mr. Whiteley executed an agreement to become our Chief Executive Officer and President effective April 1, 2002, at which time he stepped down from the Compensation Committee. No executive officer of InforMax serves as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Tables

      The following table sets forth, for the fiscal years ended December 31, 2001 and 2000 (where such individual also served as an executive officer in 2000), the compensation awarded to, earned by or paid to our Chief Executive Officer during last year, the four other most highly compensated executive officers whose salary and bonus for services rendered in all capacities for the fiscal year ended December 31, 2001, exceeded $100,000, and up to two additional persons for whom disclosure would have been required but for the fact that such individual was not serving as an executive officer at December 31, 2001. These persons collectively are referred to as the “Named Executive Officers” herein.

				Long Term
		Annual Compensation		Compensation Awards

		Salary	Bonus	Securities	All Other
Name and Principal Position(s)	Year	($)	($)	Underlying Options (#)	Compensation ($)(6)

Alexander V. Titomirov, Ph.D. (1)	2001	$350,000	—	—	$2,580
Chairman and Chief Executive Officer	2000	$366,667	—	—	$444
John M. Green (2)	2001	$195,898	$84,250	300,000	$820
Chief Financial Officer and Chief Operating Officer
Stephen E. Lincoln	2001	$280,090	$100,000	335,000	$984
Chief Scientific Officer, Executive Vice President, Product Development
Richard Melzer (3)	2001	$399,948	—	200,000	$888
Senior Vice President, Marketing & Sales
James E. Bernstein, M.D. (4)	2001	$261,555	$50,000	—	$984
President, Chief Operating Officer and Director	2000	$250,000	$75,000	—	$444
Vadim Babenko, Ph.D. (5)	2001	$373,635	$15,000	—	$1,008
Chief Technology Officer and Senior Vice President, Research and Development	2000	$290,000	$100,000	—	$444

(1)	Dr. Titomirov’s employment terminated in April 2002.

(2)	Mr. Green’s employment commenced in March 2001.

(3)	Mr. Melzer’s employment terminated in February 2002.

(4)	Dr. Bernstein’s employment terminated in December 2001.

(5)	Dr. Babenko’s employment terminated in June 2001.

(6)	Represents premiums paid for term life insurance for each of the Named Executive Officers.

Option Grants in Last Fiscal Year

      The following table provides the specified information concerning options granted to the Named Executive Officers for the fiscal year ended December 31, 2001. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the shares subject to such options based on assumed annual compounded rates of stock price appreciation during the option term. There is no assurance that our stock price will appreciate at the rates shown in this table.

Potential Realizable Value
at Assumed Annual
	Number of				Rates of Stock Price
	Securities	Percent of			Appreciation for
	Underlying	Total Options	Exercise		Option Term
	Options	Granted to	Price per	Expiration
Name	Granted (#)	Employees (%)	Share ($/sh)	Date	5% ($)	10% ($)

Alexander V. Titomirov, Ph.D. (1)	—	—	—	—	—	—
John M. Green	300,000	15.0%	$3.69	04/10/2011	$334,572	$1,118,462
Stephen E. Lincoln	335,000	16.0%	$3.69	04/10/2011	$373,605	$1,327,116
Richard Melzer (2)	200,000	10.0%	$3.58	05/01/2011	$245,048	$814,308
James E. Bernstein, M.D. (3)	—	—	—	—	—	—
Vadim Babenko, Ph.D. (4)	—	—	—	—	—	—

(1)	Dr. Titomirov’s employment terminated in April 2002.

(2)	Mr. Melzer’s employment terminated in February 2002.

(3)	Dr. Bernstein’s employment terminated in December 2001.

(4)	Dr. Babenko’s employment terminated in June 2001.

Aggregate Option Exercises During Fiscal 2001 and Year-End Option Values

      The following table provides information concerning the exercise of stock options during fiscal 2001 by each of the Named Executive Officers and their options outstanding at fiscal year end. In addition, the table sets forth the number of shares covered by unexercised stock options held by the Named Executive Officers as of December 31, 2001, and the value of “in-the-money” stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option as of December 31, 2001, which was $2.95.

			Number of
			Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			December 31, 2001(#)		December 31, 2001 ($)
	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Alexander V. Titomirov, Ph.D. (1)	—	—	4,258,333	—	$11,284,582	—
John M. Green	—	—	56,250	243,750	—	—
Stephen E. Lincoln	—	—	103,952	396,048	—	—
Richard Melzer (2)	—	—	123,588	268,411	$132,701	$102,798
James E. Bernstein, M.D. (3)	—	—	1,631,319	—	$4,330,851	—
Vadim Babenko, Ph.D. (4)	2,351,450	$8,858,868	—	—	—	—

(1)	Dr. Titomirov’s employment terminated in April 2002.

(2)	Mr. Melzer’s employment terminated in February 2002.

(3)	Dr. Bernstein’s employment terminated in December 2001.

(4)	Dr. Babenko’s employment terminated in June 2001.

Employment Agreements and Severance Arrangements

          Current Executive Officers

      Andrew P. Whiteley. In March 2002, we entered into an employment agreement with Mr. Whiteley to serve as our President and Chief Executive Officer effective April 1, 2002, for a term of two years. The term of Mr. Whiteley’s employment automatically renews for successive one year periods unless and until either party provides written notice, not less than 60 days prior to the end of the then current term, of their intent not to renew the agreement. The agreement requires us to use our commercially reasonable efforts to cause

Mr. Whiteley to be nominated for election to the Board of Directors at any annual meeting where his term of office would expire. Mr. Whiteley is a Class III director on our Board of Directors and is up for election at the annual meeting of stockholders in 2004. Pursuant to this agreement, Mr. Whiteley’s initial salary was set at $375,000 per year, subject to annual adjustment in connection with annual performance reviews and discussions between Mr. Whiteley and us. Mr. Whiteley is also eligible for an annual bonus in two parts, commensurate with his performance, of up to 50% of that year’s base salary. The first part, which may be up to 25% of that year’s base salary, shall be based upon Mr. Whiteley achieving specified milestones or performance criteria that the Board of Directors or its Compensation Committee establish. The second part, which may be up to 25% of that year’s base salary, shall be at the sole discretion of the Board of Directors or its Compensation Committee. Pursuant to the terms of the agreement, the Board of Directors granted Mr. Whiteley an option to purchase 800,000 shares of our common stock at an exercise price of $1.75 per share. Twenty-five percent of these options will vest on the first anniversary of Mr. Whiteley’s employment and the remaining options will vest monthly over the following three years. In the event that Mr. Whiteley’s employment is terminated by us without cause, or terminated by Mr. Whiteley as a result of a reduction in his base salary below $375,000, a material diminishment of his position, duties or responsibilities, a change of control following which he is not the president or chief executive officer, or a material breach of his employment agreement by us, he will receive an amount equal to his base salary then in effect and certain continuation of health insurance benefits. In addition, all unvested options then held by Mr. Whiteley shall become vested. Mr. Whiteley has agreed not to compete with us during the term of his agreement and for a period of one year after termination for any reason.

      John M. Green. In March 2001, we entered into an employment agreement with Mr. Green, to serve as Chief Financial Officer and Senior Vice President of Finance and Administration, through December 31, 2003. The term of Mr. Green’s employment automatically renews for successive one year periods unless and until either party provides written notice, not less than 90 days prior to the end of the then current term, of their intent not to renew. Pursuant to this agreement, Mr. Green’s initial salary was set at $215,000 per year, subject to annual adjustment in connection with annual performance reviews. Mr. Green is also eligible for a bonus commensurate with his performance of 50% of that year’s base salary, subject to approval by the Board of Directors and based on mutually developed objectives and performance. Pursuant to this agreement. Mr. Green was granted options exercisable for 225,000 shares of our common stock at $3.69 per share. In the event that Mr. Green’s employment is terminated by us without cause (including a termination upon or within 180 days of a change of control of InforMax), or by Mr. Green as a result of a material reduction in his duties, responsibilities or compensation, or as a result of certain relocation required by us, he will receive an amount equal to his salary and a pro rata portion of up to 50% of his bonus payment for the previous 12-month period. In addition, if Mr. Green is terminated upon or within 180 days of a change of control, all unvested options then held by Mr. Green shall become vested. Pursuant to this agreement, Mr. Green shall be given a period of up to six months to exercise any vested options upon his termination by us without cause or by Mr. Green as contemplated above. Upon a termination by Mr. Green as a result of our material breach of this agreement, Mr. Green will receive an amount equal to 50% of his salary plus a pro rata portion of up to 50% of his bonus payment for the previous 12 month period. Mr. Green has agreed not to compete with us during the term of his agreement and for a period of one year after termination for any reason. This agreement was amended by a letter agreement entered into with Mr. Green in February 2002 which modified his eligibility for certain severance payments as summarized in the foregoing description.

      Stephen E. Lincoln. In October 2000, we entered into an employment letter with Mr. Lincoln which provides for his employment as Senior Vice President, Life Science Informatics, with a base salary of $200,000 per year and eligibility for an annual performance based bonus of up to $100,000. Pursuant to this agreement, Mr. Lincoln was granted options exercisable for 165,000 shares of our common stock at an exercise price of $18.13 per share. The letter agreement provides that Mr. Lincoln is an at-will employee and may be terminated at any time with or without cause. In the event that we terminate Mr. Lincoln without cause, he will receive an amount equal to one year’s salary.

          Former Executive Officers

      Alexander V. Titomirov, Ph.D. In October 2001, Dr. Titomirov, InforMax’s founder, announced his intention to resign as Chief Executive Officer of InforMax. In connection with this announcement we entered into a Separation Agreement, General Release of All Claims and Consulting Agreement with Dr. Titomirov providing for Dr. Titomirov to step down as Chief Executive Officer upon the hiring of a new Chief Executive Officer. Dr. Titomirov resigned as Chairman of our Board of Directors effective March 13, 2002 and as Chief Executive Officer effective April 1, 2002, contemporaneously with our hiring of Mr. Whiteley. The agreement provides for a mutual release of claims between InforMax and Dr. Titomirov and contains certain confidentiality provisions. In addition, the agreement provides that Dr. Titomirov will provide consultant services to us as directed by our Chief Executive Officer for up to forty hours a month for a period of three years, unless earlier terminated by him. Dr. Titomirov will be paid approximately $30,600 per month for his services, will receive $7,000 per month for expenses related to his office and support services and is eligible to be reimbursed for certain health insurance costs. The agreement contains certain non-competition and non-solicitation provisions which restrict Dr. Titomirov’s activities during the term of his consulting period and for a period of one year thereafter, but in no event beyond October 17, 2005. The agreement also provides for certain restrictions on Dr. Titomirov’s ability to acquire shares of our common stock, to make or participate in the solicitation of proxies or to influence or control our management or policies.

      James E. Bernstein, M.D. In October 2001, Dr. Bernstein announced his intention to retire as our President and Chief Operating Officer and resign from our Board of Directors. In connection with this announcement, we entered into a Separation Agreement and General Mutual Release of All Claims with Dr. Bernstein pursuant to which his retirement as Chief Operating Officer became effective October 12, 2001 and his resignation as our President and as a Director became effective December 31, 2001. The agreement provides for a mutual release of claims between us and Dr. Bernstein and contains certain confidentiality, non-competition and non-solicitation provisions which restrict Dr. Bernstein’s activities for a period of one-year. In addition, the agreement provides that Dr. Bernstein will receive a bonus of $50,000 for his services in 2001 and payment of $275,000, one year’s salary at the time of separation, as severance compensation to be paid periodically through December 31, 2002. Under the agreement, Dr. Bernstein is also eligible for reimbursement of certain health insurance costs for a period of six months.

      Richard Melzer. Mr. Melzer’s employment as our Senior Vice President of Sales and Marketing terminated in February 2002. In April 2002, we entered into an Employment Separation Agreement and General Release with Mr. Melzer. The agreement provides for a mutual release of claims between us and Mr. Melzer and contains certain confidentiality, non-competition and non-solicitation provisions which restrict Mr. Melzer’s activities for a period of one-year. The agreement provides for our payment to Mr. Melzer for accrued, but unused vacation, $4,500 associated with the past payments for a car allowance and $50,000, equal to three months salary at the time Mr. Melzer’s employment ceased. The agreement also provides for an extension of the period in which Mr. Melzer’s vested stock options may be exercised until February 2003 and permits Mr. Melzer to utilize our Annapolis, Maryland office, provided that he pays us one-half of the applicable rent for such office through the end of the current lease term.

      Vadim Babenko, Ph.D. Dr. Babenko’s ceased to be our Chief Technology Officer in March 2001 and his employment with us terminated in June 2001. In July 2000, we entered into an employment agreement with Dr. Babenko to serve as our Chief Technology Officer. This agreement was amended in March 2001. Under the terms of the amended agreement, Dr. Babenko’s salary was set at $300,000 per year. We were permitted, without penalty, to prepay all or any portion of the compensation payable to Dr. Babenko and upon aggregate payments to Dr. Babenko of $300,000, our compensation obligations to him and his employment with us would cease. In satisfaction of the agreement, we completed our compensation payments to Dr. Babenko in June 2001. The agreement also provided that Dr. Babenko would not compete with us or solicit our employees during the term of the agreement and for a period of two years following the termination of the agreement.

      Timothy Sullivan. Mr. Sullivan ceased to be our Senior Vice President of Marketing and Sales in April 2001. In April 1999, we entered into an employment agreement with Mr. Sullivan, to serve as our Senior Vice President, Marketing and Sales, through March 31, 2003. Pursuant to this agreement, Mr. Sullivan’s initial salary was set at $150,000 per year plus certain monthly commissions to be paid on software license and professional services revenues. The agreement provided that upon a termination of Mr. Sullivan’s employment by us without cause, or a termination by Mr. Sullivan as a result of our breach of his employment agreement, he would receive an amount equal to 50% of his salary and earned commissions for the previous 12-month period. The agreement also provided that upon a termination of Mr. Sullivan’s employment by us without cause upon, or within 180 days of, a change of control, he would receive an amount equal to his annual salary and earned commissions for the previous 12-month period. Mr. Sullivan agreed not to compete with us or solicit our employees for a period of six months following his termination by us without cause (other than upon a change of control) or as a result of our breach of his employment agreement. Mr. Sullivan has agreed not to compete with us or solicit our employees for a period of 12 months following the cessation of his employment upon a termination other than above.

      Joseph E. Lehnen. Mr. Lehnen ceased to be our Chief Financial Officer and Senior Vice President in February 2001. In April 1999, we entered into an employment agreement with Mr. Lehnen, to serve as our Chief Financial Officer and Senior Vice President through December 31, 2002. Pursuant to this agreement, Mr. Lehnen’s initial salary was set at $150,000 per year, with eligibility for bonuses and stock options as determined by the Chief Executive Officer and our board of directors. The agreement provided that upon termination of Mr. Lehnen’s employment by us without cause, or termination by Mr. Lehnen as a result of our breach of his employment agreement, he would receive an amount equal to 50% percent of his salary and bonus for the previous 12 month period. The agreement provided that upon a termination of Mr. Lehnen’s employment by us without cause upon, or within one year of, a change of control of our company, he would receive an amount equal to his salary and bonus for the previous 12 month period. Mr. Lehnen agreed not to compete with us or solicit our employees for a period of 12 months following the cessation of his employment as a result of a termination for cause or a voluntary resignation without a breach by us of our agreement.

TRANSACTIONS WITH RELATED PARTIES

      In connection with the sale of our Series B preferred stock in August 2000, we entered into a 20-year strategic relationship with Amersham Biosciences (f/k/a Amersham Pharmacia Biotech) to jointly develop and market an expanded version of our GenoMax software solution. We expect the expanded GenoMax system to provide an enterprise-wide data analysis system for pharmaceutical and biotechnology companies for integrating and analyzing data from genomics, proteomics and drug screening production laboratories. In February 2001, we agreed with Amersham to extend certain development deadlines contained in our initial agreement. Mr. Whiteley, our Chief Executive Officer, President and Chairman of the Board, was Vice President of Bioinformatics for Amersham and a member of our Board of Directors at the time of the agreement and the amendment.

      In March 2001, we issued a warrant exercisable for 25,000 shares to an affiliate of Emerging Technology Partners, LLC in consideration for strategic consulting services. The warrant is exercisable for a five-year term at $8.00 per share, the closing price of our common stock on the Nasdaq National Market on the date of the grant. Dr. He, one of our directors, is the General Partner of Emerging Technology Partners LLC.

      In March 2001, we entered into a perpetual software license agreement by which we granted a nonexclusive, nontransferable license for our GenoMax enterprise product and certain modules thereof to Pluvita Corporation. In connection with this agreement, we will receive an aggregate of approximately $500,000 from the grant of this license and related support fees. The fees shall be paid by Pluvita in monthly installments over a one-year term. Dr. Titomirov, our former Chief Executive Officer and Chairman, is the Chairman and a significant stockholder of Pluvita Corporation. Mr. Johnston, one of our directors, was a managing director of FBR Technology Venture Partners, a venture capital investment firm, at the time we entered into this transaction. An affiliate of FBR Technology Venture Partners was a stockholder of Pluvita Corporation, and a managing director of FBR Technology Venture Partners was a director of Pluvita Corporation at the time we entered into this transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

      The following table sets forth certain information as of April 1, 2002 for:

•	each person, entity, or group known by us to own beneficially more than 5% of our outstanding common stock;

•	each Named Executive Officer included in the compensation tables above and each of our directors; and

•	our directors and executive offices as a group.

      Unless otherwise indicated, the address of each person identified is c/o InforMax, Inc., 7600 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814.

      The percentages shown are based on our 25,410,919 shares of common stock outstanding as of April 1, 2002. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, shares of common stock that a person has the right to acquire pursuant to the exercise of stock options held by that holder that are exercisable within 60 days of April 1, 2002 are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power for all shares of common stock shown as beneficially owned by them.

	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Friedman, Billings, Ramsey Group, Inc.(1)	5,540,849	21.8%
1001 19th Street North Arlington, VA 22209-1710
Alexander V. Titomirov, Ph.D.(2)	5,112,200	17.2%
608 Utterback Store Road Great Falls, VA 22066
Amersham Pharmacia Biotech, Inc.	1,587,747	6.2%
800 Centennial Avenue P.O. Box 1327 Piscataway, NJ 08855-1327
James E. Bernstein, M.D.(3)	1,331,519	5.0%
2700 36th Street, N.W. Washington, DC 20007
Wei-Wu He, Ph.D.(4)	678,856	2.7%
Stephen E. Lincoln(5)	164,364	*
Richard Melzer(6)	135,917	*
John M. Green(7)	100,000	*
Harry D’Andrea(8)	25,030	*
Andrew P. Whiteley	1,000	*
Hooks Johnston(9)	10,000	*
Vadim Babenko, Ph.D.(10)	0	*
All directors and executive officers as a group (6 persons)(11)	979,250	3.8%

  *  Represents less than 1% of the outstanding shares of common stock.

(1)	Friedman, Billings, Ramsey Group, Inc. has sole dispositive and voting power for 5,471,849 of these shares. Each of Eric F. Billings and Emmanuel J. Friedman has shared dispositive and voting power for

5,471,849 of these shares. Mr. Friedman has sole dispositive and voting power for 69,000 shares of common stock.

(2)	Includes 4,258,333 shares issuable upon exercise of vested options.

(3)	Includes 1,331,319 shares issuable upon exercise of vested options and 200 shares over which Dr. Bernstein has sole voting and dispositive power that are held of record by children.

(4)	Includes 13,000 shares issuable upon exercise of vested options. Includes 25,000 shares issuable upon exercise of a vested warrant and 640,856 shares of common stock held by Emerging Technology Partners, LLC (or affiliates thereof) of which Dr. He serves as General Partner. Dr. He disclaims beneficial ownership of the shares held thereby except to the extent of any pecuniary interest therein.

(5)	Includes 164,364 shares issuable upon exercise of vested stock options.

(6)	Includes 135,917 shares issuable upon exercise of vested stock options.

(7)	Includes 100,000 shares issuable upon exercise of vested stock options.

(8)	Includes 25,030 shares issuable upon exercise of vested stock options.

(9)	Includes 10,000 shares issuable upon exercise of vested stock options

(10)	Dr. Babenko’s employment terminated in June 2001.

(11)	Reflects ownership by executive officers and directors at April 1, 2002, Messrs. Whiteley, Lincoln, Green, Johnston, D’Andrea and Dr. He, and includes 338,394 shares issuable upon exercise of vested stock options and warrants.

APPROVAL OF AMENDED EQUITY INCENTIVE COMPENSATION PLAN

(PROPOSAL 2)

      Our stockholders are asked to consider and vote upon a proposal to approve the amendment and restatement of our Amended Equity Incentive Compensation Plan (the “Plan”), in the form attached hereto as Annex A. The Plan currently provides that we are authorized to issue to 8,179,000 shares of common stock upon the exercise of options and the grant of restricted stock awards under the Plan. Of the amount authorized under the Plan, only 769,991 shares remain available for future grants as of April 1, 2002. On April 4, 2002, our Board of Directors approved and adopted an amendment to the Plan, which if approved by the stockholders, would increase the number of shares that may be issued upon the exercise of stock options or as restricted stock awards from 8,179,000 shares to 10,379,000, an increase of 2,200,000 shares, or approximately 27%. Our Board of Directors and stockholders originally approved the Plan on February 10, 1999 and March 7, 1999, respectively. Our Board of Directors believes that the availability of additional grants under the proposed amended and restated Plan will be a valuable incentive and will benefit stockholders by aligning more closely the interests of our Plan’s participants with those of our stockholders.

      The Plan also was amended to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as InforMax to an annual deduction for federal income tax purposes of $1 million for compensation paid to certain employees. However, performance-based compensation is excluded from this limitation. The amendments described in this paragraph were approved by our Board of Directors to enable us to grant awards qualifying as performance-based compensation under the Plan. The amended and restated Plan includes an individual limit on the number of shares of common stock subject to options or restricted stock awards that may be granted to any one individual in a calendar year of 2,000,000 shares. The amended and restated Plan also establishes performance objectives to be used in granting restricted stock awards intended to qualify as performance based compensation under Section 162(m) of the Code. Our Board of Directors believes that the individual limit on grants during a calendar year and the establishment of performance objectives are advisable because these provisions will allow for grants of performance-based compensation under the Plan, and thus will provide for the granting of awards that do not count against the $1 million limit imposed by Section 162(m).

      The amended and restated Plan provides that our Board of Directors or a Compensation Committee thereof may provide in the applicable award agreement that non-qualified options can be transferred, not for value, to any family member. Under the Plan, a “family member” is a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the grantee. A “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a qualified domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members in exchange for an interest in that entity. Following such a transfer, options remain subject to their original terms and conditions. Subsequent transfers of such an option are limited to transfers to family members of the original option holder or transfers by will or the laws of descent and distribution. Our Board of Directors believes that the ability to transfer nonqualified stock options to family members of optionees under the amended and restated Plan is beneficial because it provides optionees with flexibility for purposes of gift and estate transfer tax planning.

      Finally, the amended and restated Plan grants InforMax, generally, the authority to determine the treatment of a grantee’s leave of absence from his or her employment as it relates to vesting of such grantee’s options. Formerly, the authority to address a leave of absence rested solely with the Board of Directors. Our Board of Directors believes that this change is necessary to facilitate the efficient administration of the Plan.

      The affirmative vote of a majority of the shares of common stock present in person or by proxy at the annual meeting is required to approve the amended and restated Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the amended and restated Plan.

      The Board of Directors recommends that stockholders vote “FOR” the approval of the amended and restated Plan.

      A description of the material provisions of the Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the amended and restated Plan, a copy of which is attached as Annex A to this proxy statement.

Summary of Material Provisions of the Plan

General

      We established our Plan in order to provide incentives for eligible officers, employees, directors, and consultants to improve our business results, by giving such persons an opportunity to acquire or increase their proprietary interest in InforMax. We believe that the Plan also better enables us to attract, retain and reward talented and skilled personnel.

      The maximum number of shares of common stock authorized for issuance pursuant to the exercise of options and restricted stock awards granted under the Plan is currently 8,179,000 shares. Of this amount, at April 1, 2002, only 769,991 shares remained available for future grants. If the stockholders approve the amended and restated Plan at the annual meeting, the number of shares of common stock that may be issued pursuant to the Plan would be increased by 2,200,000 shares, to 10,379,000 shares.

Administration

      Our Board of Directors has delegated the authority to administer the Plan to the Compensation Committee of the Board. The members of the Compensation Committee are appointed by the Board of Directors to serve for such terms as the Board may determine by resolution. The Board of Directors may remove any member of the Compensation Committee or reconstitute the Compensation Committee with other directors. Subject to the terms of the Plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the Plan. Moreover, the Compensation Committee may rescind, modify or waive certain limitations or conditions associated with a grant under the Plan so as to accelerate the exercise period.

Eligibility

      Awards may be made under the Plan to employees, directors or consultants of InforMax or any of its affiliates.

Amendment or Termination of the Plan

      The Board of Directors may terminate, amend or suspend the Plan at any time and for any reason. The Plan shall terminate in any event ten years after its effective date, on February 10, 2009. Amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code, the Plan or other applicable laws.

Options

      The Plan permits the granting of options intended to qualify as incentive options under Section 422 of the Internal Revenue Code and the granting of options that do not qualify as incentive options. An option shall constitute an incentive option only to the extent that the aggregate fair market value (determined at the time of the grant) of the stock with respect to which options intended to constitute incentive options are exercisable for the first time during any calendar year does not exceed $100,000.

      The Compensation Committee will determine the exercise price of each option, but, in the case of incentive options, the exercise price may not be less than the greater of the par value per share of our common stock or 100% of the fair market value of a share of our common stock on the date of grant. For 10% stockholders, the exercise price of an incentive stock option may not be less than the greater of the par value or 110% of the fair market value on the date the option is granted. In the case of an option not intended to constitute an incentive option, the option price may not be less than par value.

      The fair market value of the shares will be the closing price of the shares on the Nasdaq National Market on the trading day immediately preceding the grant date. If no sale of our common stock is reported for such trading day, the fair market value of the shares will be the closing price of the shares on the next preceding trading day on which any sale was reported. On April 1, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $1.75 per share.

      The Compensation Committee will determine at what time or times each option may be exercised. The exercisability of options may be accelerated by the Compensation Committee. Options granted under the Plan generally vest over a four-year period beginning on the grant date.

      In general, an option holder may pay the exercise price of an option by cash, certified check, by tendering shares of common stock (which if acquired from us have been held by the option holder for at least six months), by means of a broker-assisted cashless exercise or any combination of the foregoing.

      Options issued under the Plan generally will expire ten years after the date of grant, or five years after the grant date in the case of incentive stock options granted to 10% stockholders. Except as an option agreement otherwise provides, options terminate following the termination of an optionee’s employment. In the event that the termination of employment is by reason of permanent or total disability or death, the optionee, or the optionee’s executors, administrators, legatees or distributees of the optionee’s estate, may exercise any option held by the optionee at the date of the optionee’s employment termination to the extent such option is exercisable. This right to exercise options will extend to the earlier of the expiration of the option term or six months after the date of the termination of the optionee’s employment by reason of permanent and total disability or death.

Grant of Restricted Stock Awards

      Under the Plan, the Compensation Committee may grant restricted common stock to eligible individuals. Any grant of restricted stock is subject to the payment by the recipient of not less than the par value of such common stock and the attainment or completion of any performance objectives and service requirements upon which such grant is conditioned. If the recipient does not pay the price specified for the restricted shares of common stock, fails to timely attain the performance objectives prior to expiration of the specified period or the recipient’s employment is terminated without the recipient having satisfied the service requirement, the shares of restricted stock, or the appropriate portion thereof, will be forfeited and will again be available for issuance under the terms of the Plan. Under the Plan, shares of restricted stock may be held in escrow and certificates evidencing such shares may be required to contain an appropriate legend.

Adjustments for Stock Dividends and Similar Events

      Appropriate adjustments in the number and price of shares covered by outstanding stock options and restricted stock awards granted under the Plan will be made, as determined by the Compensation Committee, to reflect any recapitalization, stock split, reverse stock split, stock dividend, combination, exchange or reclassification of shares or similar event.

Change in Control

      Certain change of control transactions involving us, such as a sale of InforMax, may cause awards granted under the Plan to terminate, unless the awards are assumed or substituted for in connection with the change of control transaction. Immediately prior to termination, optionees will have the right to exercise their options to the extent that they have vested and subject to any additional provisions included in the applicable option agreement.

Transferability

      Options that are incentive stock options may not be transferred. Options that are not incentive stock options also may not be transferred except by will or the laws of descent and distribution and subject to the terms of the applicable option agreement and limitations set forth in the Plan. If the amended and restated Plan is approved, the Board of Directors may provide in the award agreement, that Options that are not incentive stock options may be transferred for the benefit of immediate family members of optionees to help with estate planning concerns. Except for the foregoing, during an optionee’s lifetime, only the optionee, or the optionee’s guardian or legal representative in the case of the optionee’s incapacity or incompetency, may exercise the options granted to the optionee.

      Restricted stock is not transferable, other than by will or the laws of descent and distribution, prior to the satisfaction of applicable performance and service requirements with respect to such shares.

Registration of Shares

      All shares of common stock currently issuable upon grant of a restricted stock award or exercise of options under the Plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the Securities and Exchange Commission. In the event that stockholders approve the amended and restated Plan, we intend for such additional shares to be similarly registered.

Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code limits publicly-held companies such as InforMax to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The Plan is designed to permit the Compensation Committee to grant awards under the Plan that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

      To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a Compensation Committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(iv) the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

      In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

      Under the amended and restated Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

•	total stockholder return;

•	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to stockholders’ equity; and

•	revenue.

      Under the Internal Revenue Code, a director is an “outside director” if he or she is not a current employee; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from us in any capacity other than as a director.

      The maximum number of shares of common stock subject to options or restricted stock awards that can be awarded under the amended and restated Plan to any person is 2,000,000 per calendar year.

Federal Income Tax Consequences of Incentive Stock Options

      The grant of an option will not be a taxable event for the optionee or for InforMax. An optionee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

      For the exercise of an option to qualify for the foregoing tax treatment, the optionee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

      If all of the foregoing requirements are met except the holding period requirement mentioned above, the optionee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Federal Income Tax Consequences of Non-Incentive Stock Options

      The grant of an option will not be a taxable event for the optionee or InforMax. Upon exercising a non-qualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

      If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income.

      An optionee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The optionee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the optionee’s estate for estate tax purposes.

Federal Income Tax Consequences of Restricted Stock Awards

      An individual who is awarded restricted stock (a “holder”) will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the holder may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the holder does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the holder and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the holder recognizes ordinary income.

      The Board of Directors recommends that the stockholders vote “FOR” proposal 2 and the approval of the amendment and restatement of the InforMax, Inc. Amended Equity Incentive Compensation Plan.

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002

(PROPOSAL 3)

      Upon the recommendation of our Audit Committee, our Board of Directors has appointed Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2002. In appointing our auditors, the Board of Directors considered carefully Deloitte & Touche LLP’s performance on our behalf since its retention, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Deloitte & Touche LLP has served as our independent auditors since 1999. Services provided by Deloitte & Touche LLP in fiscal 2001 included the audit of our consolidated financial statements, review of quarterly reports and consultation on various tax matters.

      Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, be available to respond to appropriate questions from stockholders and if the representatives desire, which is not now anticipated, make a statement. Set forth below is information relating to the aggregate Deloitte & Touche LLP fees for professional services rendered for the fiscal year ended December 31, 2001. The Audit Committee has considered whether the provision for these services is compatible with maintaining the auditor’s independence.

Audit Fees

      The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q for the 2001 fiscal year was approximately $315,000.

Financial Information Systems Design and Implementation Fees.

      There were no professional services rendered by Deloitte & Touche in the 2001 fiscal year relating to financial information systems design and implementation.

All Other Fees.

      The aggregate fees for all other services rendered by Deloitte & Touche in the 2001 fiscal year were approximately $92,000 and can be sub-categorized as follows:

      Attestation Fees. The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as consents related to Securities and Exchange Commission filings and consultation on accounting standards or transactions was approximately $40,000.

      Other Fees. The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by Deloitte & Touche in the 2001 fiscal year was approximately $52,000.

      In the event that stockholders do not ratify the appointment of Deloitte & Touche, the appointment will be reconsidered by the Audit Committee and Board of Directors. It is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that the vote would be considered in connection with the auditors’ appointment for 2003.

      The Board of Directors recommends that the stockholders vote “FOR” proposal 3 and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2002.

STOCK PERFORMANCE CHART

      The following graph compares the (i) the quarterly change in the cumulative total stockholder return on InforMax common stock with (ii) the cumulative return of the Standard & Poor’s 500 Stock Index (“S&P 500”) and the Nasdaq Biotechnology Index. The graph assumes that the value of an investment in the common stock and in each index was $100 on October 3, 2000, the first day of trading for InforMax common stock on the Nasdaq National Market, and that all dividends were reinvested. According to its website, the Nasdaq Biotechnology Index represents the largest and most actively traded Nasdaq biotechnology stocks and includes companies that are primarily engaged in using biomedical research for the discovery or development of novel treatments or cures for human disease.

		10/3/2000	12/31/2000	3/31/2001	6/30/2001	9/30/2001	12/31/2001

InforMax, Inc.	INMX	$100.00	$64.88	$28.13	$44.69	$19.75	$18.44
S&P 500	SPX	$100.00	$92.55	$80.47	$85.83	$72.97	$80.48
Nasdaq Biotechnology Index	NBI	$100.00	$88.61	$62.63	$82.82	$60.68	$74.25

STOCKHOLDER PROPOSALS

      Any proposals by stockholders to be considered for inclusion in the proxy statement relating to our 2003 annual meeting must be in writing and received at our principal office, not later than the close of business on December 3, 2002. Nothing in this paragraph shall be deemed to require us to include in the proxy statement and form of proxy relating to the 2003 annual meeting of Stockholders any stockholder proposal that does not comply with the Securities and Exchange Commission’s rules and requirements for such inclusion in effect at that time.

      Pursuant to our bylaws, all other stockholder proposals to be presented at the 2003 annual meeting must be submitted in writing and received by our Corporate Secretary at our principal executive offices not earlier than February 16, 2003 and not later than March 17, 2003; provided, however, that in the event that the date of the 2003 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2002 annual meeting, the stockholder must so deliver the notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; provided, further, that in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 70 days prior to the first anniversary of the annual meeting, with respect to nominees for any new position created by the increase, the stockholder must so deliver the notice not later than the close of business on the tenth day following the day on which such public announcement is first made. The stockholder’s notice with respect to such proposal must comply with the requirements set forth in our bylaws.

OTHER MATTERS

      We will provide without charge to each person solicited, upon oral or written request by any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, including the consolidated financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Any request for this information should be directed to InforMax, Inc., 7600 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Corporate Secretary. We know of no other matters presented for action by the stockholders at the annual meeting. If, however, any other matters should properly come before the annual meeting, the enclosed proxy authorizes the persons named therein to vote the shares represented thereby in their discretion.

By Order of the Board of Directors,

Brigitta W. Scott
Secretary
Bethesda, Maryland
April 12, 2002

Annex A

INFORMAX, INC.

AMENDED EQUITY INCENTIVE COMPENSATION PLAN,
(As approved by the Board of Directors on April 4, 2002)

      INFORMAX, INC. (the “Company”) sets forth herein the terms of this Equity Incentive Compensation Plan (the “Plan”) as follows:

1.     PURPOSE

      The Plan is intended to advance the interests of the Company by providing eligible officers, employees, directors of, and consultants to the Company (as designated pursuant to Section 4 below) with incentives to improve business results, by providing an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company, and will encourage such persons to remain in the employ or service of the Company. To this end, the Plan provides for the grant of stock options, and shares of restricted stock, all as set out herein.

      Each stock option granted under the Plan (an “Option”) is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provision of any subsequently-enacted tax statute (the “Code”) (“Incentive Stock Option”), except (i) to the extent that any such Option would exceed the limitations set forth in Section 7 below; (ii) any Option specifically designated at the time of grant as not being “incentive stock options”; and (iii) any Option that otherwise would not satisfy the requirements of Code Section 422 at the time of grant (collectively, “Non-qualified Stock Options”). Further, grants may be made of shares of restricted stock, in accordance with the provisions of Section 6 below (“Restricted Stock Awards”). Such grants and awards are referred to collectively as “Incentive Awards.” Each Incentive Award shall be evidenced by a written agreement between the Company and the recipient employee setting out the terms and conditions of the grant (an “Agreement”). Except where the context otherwise requires, the term “Company” shall include the parent corporation and all subsidiaries of the Company within the meaning of Sections 424(e) and 424(f) of the Code. Subject to applicable law, any requirement in this Plan that an action be taken in writing or an agreement be reduced to writing shall be considered satisfied if such action is taken or such agreement is evidenced by electronic means.

2.     ADMINISTRATION

      (a) Board of Directors. The Plan shall be administered by the Board of Directors of the Company (the “Board”), which shall have the full power and authority to take all actions, and to make all determinations required or provided for under the Plan or any Incentive Award granted or associated agreement entered into hereunder and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Incentive Award granted or Agreement entered into hereunder. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting at which any issue relating to the Plan is properly raised for consideration or without a meeting by written consent of the Board of Directors executed in accordance with the Company’s Articles of Incorporation and By-Laws, and with applicable law. The interpretation and construction by the Board of any provision of the Plan or of any Incentive Award granted or Agreement entered into hereunder shall be final and conclusive.

      (b) Committee. The Board may from time to time appoint an Equity Incentive Compensation Plan Committee (the “Committee”) consisting of one or more members of the Board. The Board, in its sole discretion, may provide that the role of the Committee shall be limited to making recommendations to the Board concerning any determinations to be made and actions to be taken by the Board pursuant to or with respect to the Plan, or the board may delegate to the Committee such powers and authorities related to the administration of the Plan, as set forth in Section 2(a) above, as the Board shall determine, consistent with the Articles of Incorporation and By-Laws of the Company and applicable law. The Board may remove members, add members, and fill vacancies on the committee from time to time, all in accordance with the company’s Articles of Incorporation and By-Laws, and with applicable law. The majority vote of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

      (c) No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Incentive Award granted or Agreement entered into hereunder.

      (d) Delegation to the Committee. In the event that the Plan or any Incentive Award granted or Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in Section 2(b) above. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final and conclusive.

3.     STOCK

      The stock that may be issued pursuant to Incentive Awards under the Plan shall be shares of Common Stock, par value $0.001 per share, of the Company (the “Stock”), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued pursuant to Incentive Awards under the Plan shall not exceed, in the aggregate, 10,379,000 shares, provided, however that the maximum number of shares of stock subject to Incentive Award grants which may be issued to an individual during any calendar year pursuant to grants of Options or Restricted Stock Awards under the Plan is 2,000,000 shares. Both of these share limits are subject to adjustment as hereinafter provided in Section 17 below. If any Incentive Award expires, terminates, or is terminated for any reason prior to exercise or vesting in full, the shares of Stock that were subject to the unexercised, forfeited or terminated portion of such Incentive Award shall be available for future grants of Incentive Awards under the Plan.

4.     ELIGIBILITY

      Incentive Awards may be granted under the Plan to any employee or director of, or any consultant to the Company or any Subsidiary (including any such employee who is an officer or director of the Company or any Subsidiary) as the Board shall determine and designate from time to time prior to expiration or termination of the Plan. An individual may hold more than one Incentive Award, subject to such restrictions as are provided herein.

5.     EFFECTIVE DATE AND TERM OF THE PLAN

      (a) Effective Date. The Plan shall be effective as of the date of adoption by the Board, subject to approval of the Plan within one year of such effective date by a majority of the votes cast at a duly held meeting of the shareholders of the Company at which a quorum representing at least a majority of outstanding shares of stock of the Company entitled to vote thereon is, either in person or by proxy, present and voting on the Plan or by written consent in accordance with the Articles of Incorporation and By-Laws of the Company; provided, however, that upon approval of the Plan by the shareholders of the Company as set forth above, all Incentive Awards granted under the Plan on or after the effective date shall be fully effective as if the shareholders of the Company had approved the Plan on the effective date. If the shareholders fail to approve the Plan within one year of such effective date, any Incentive Awards granted hereunder shall be null and void and of no effect.

      (b) Term. The Plan shall terminate on the date ten years from the effective date.

6.     GRANT OF OPTIONS AND SHARES OF RESTRICTED STOCK

      (a) Options. Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, prior to the date of termination of the Plan, grant to such eligible individuals as the Board may determine (“Optionees”), Options to purchase such number of shares of the Stock on such terms and conditions as the Board may determine, including any terms or conditions which may be necessary to qualify such Options as Incentive Stock Options. The date on which the Board approves the grant of an Option shall be considered the date on which such Option is granted.

      (b) Restricted Stock Awards. Subject to the terms of the Plan, the Board may, at any time and from time to time, prior to the date of termination of the Plan, grant to such eligible individuals as the Board may determine (“Holders”), shares of restricted Stock, subject to (i) payment by the Holder of not less than the par value of such stock and (ii) the attainment of such performance objectives and the completion of such service requirements (if any) as the Board shall determine and specify as a condition to making such grant. Each such grant shall be effected by the execution of an Agreement setting out the terms and conditions applicable thereto and by the issuance of shares of restricted Stock. Upon attainment of the specified objectives and requirements (or, to the extent specified by the Board, partial attainment of such objectives and requirements), the Holder shall be entitled to shares of Stock specified in the grant (or the portion of such shares earned by partial attainment of the objectives and requirements, as applicable) free of restrictions, except that such shares of Stock shall continue to be subject to the restrictions set out in Section 11. Upon the failure of (i) the Holder to pay the price specified for the shares within the time set by the Board at the time of the grant or, (ii) upon the expiration of the specified period for attaining performance objectives without such objectives having been achieved or (iii) upon termination of the Holder’s employment without the Holder having satisfied the service requirement specified at the time of grant (the “Conditions”), except as shall otherwise have been specified in the Agreement at the time of grant or in an amendment thereto, the shares of restricted Stock (or appropriate portion thereof) shall be forfeited and shall again be available for regrant under the terms of the Plan. The Board may require that the certificates evidencing the grant of shares of restricted Stock hereunder be held in escrow until such restrictions have expired. The Board may also cause a legend to be placed on such certificates making appropriate reference to the restrictions to which the shares are subject. If and to the extent that the Board determines that a Restricted Stock Award should qualify as “performance-based compensation” for purposes of Code Section 162(m), one or more of the following business criteria for the Company shall be used exclusively by the Board in establishing performance goals for such Restricted Stock Award: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity and (15) revenue.

      (c) Cancellation and New Grant of Options. The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Stock having an exercise price per share which may be lower or higher than the exercise price per share of the canceled Options.

      (d) Acceleration. The Board may, in its sole discretion, accelerate the date or dates on which all or any particular Option or Options granted under the Plan may be exercised or on which any Conditions under Restricted Stock Awards lapse.

7.     LIMITATION ON INCENTIVE STOCK OPTIONS

      An Option (other than an Option described in exception (ii) or (iii) of Section 1) shall constitute an Incentive Stock Option only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Stock with respect to which options intended to constitute Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under the Plan and all other plans of the Optionee’s employer corporation and its parent and subsidiary corporations within the meaning of Section 422(b)(7) of the Code) does not exceed $100,000.

8.     OPTION AGREEMENTS

      All Options granted pursuant to the Plan shall be evidenced by Agreements (“Option Agreements”), to be executed by the Company and by the Optionee, in such form or forms as the Board shall from time to time determine. Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan. Any amendment or modification to an Option Agreement shall be made by a written instrument approved by the Board and executed by or on behalf of the Company and the Optionee (or permitted transferee of the Optionee).

9.     OPTION PRICE

      The purchase price of each share of the Stock subject to an Option (the “Option Price”) shall be determined by the Board and stated in each Option Agreement.

      In the case of an Option intended to constitute an Incentive Stock Option, the Option Price shall be not less than the greater of par value or 100% of the fair market value of a share of the Stock on the date the Option is granted (as determined in good faith by the Board); provided, however, that in the event the Optionee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than ten percent (10%)), the Option Price of an Option which is intended to be an Incentive Stock Option (within the meaning of Section 422 of the Code) shall be not less than the greater of par value or 110% of the fair market value of a share of Stock at the time such Option is granted. In the event that the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, in determining the fair market value of the Stock, the Board shall use the closing price of the Stock on such exchange or System or in such market (the highest such closing price if there is more than one such exchange or market) on the trading date immediately before the Option is granted (or, if there is no such closing price, then the Board shall use the mean between the highest bid and lowest asked prices or between the high and low prices on such date), or, if no sale of the Stock has been made on such day, on the next preceding day on which any such sale shall have been made. Such determination of the fair market value of such shares shall be final, binding, and conclusive.

      In the case of an Option not intended to constitute an “Incentive Stock Option,” the Option Price shall not be less than par value.

10.     TERM AND EXERCISE OF OPTIONS

      (a) Term. Each Option granted under the Plan shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten years from the date such Option is granted or on such date prior thereto as may be fixed by the Board and stated in the Option Agreement relating to such Option (subject to earlier termination as provided in the Plan); provided, however, that in the event the Optionee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than ten percent (10%)), an Option granted to such Optionee which is intended to be an Incentive Stock Option shall in no event be exercisable after the expiration of five years from the date it is granted.

      (b) Option Period and Limitations on Exercise. Each Option granted under the Plan shall be exercisable, in whole or in part, at any time and from time to time, over a period commencing on or after the date of grant and ending upon the expiration or termination of the Option, as the Board shall determine and set forth in the Option Agreement relating to such Option or any amendment thereto. Without limiting the foregoing, the Board, subject to the terms and conditions of the Plan, may in its sole discretion provide that an

Option may not be exercised in whole or in part for any period or periods of time during which such Option is outstanding and may condition exercisability of an Option upon the Optionee’s attainment of performance objectives set out in the Option Agreement; provided, however, that any such limitation or condition on the exercise of an Option contained in any Option Agreement may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the date of grant of such Option, so as to accelerate the time at which the Option may be exercised. Notwithstanding any other provisions of the Plan, no Option granted to an Optionee under the Plan shall be exercisable in whole or in part prior to the date the Plan is approved by the shareholders of the Company as provided in Section 5 above.

      (c) Method of Exercise. An Option that is exercisable hereunder may be exercised by delivery to the Company on any business day, at its principal office, addressed to the attention of the Board, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised, except as provided below. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in Section 9 above) on the date of exercise; (iii) if at the time of exercise the Stock is publicly traded on an established securities market or exchange, by delivering a written direction to the Company that the Option be exercised pursuant to a “cashless” exercise/ sale procedure (pursuant to which funds to pay for exercise of the option are delivered to the Company by a broker upon receipt of stock certificates from the Company) or a cashless exercise/ loan procedure (pursuant to which the Optionees would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Company whereby the stock certificate or certificates for the shares of Stock for which the Option is exercised will be delivered to such broker as the agent for the individual exercising the Option and the broker will deliver to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and other taxes that the Company, may, in its judgment, be required to withhold with respect to the exercise of the Option; or (iv) by a combination of the methods described in (i), (ii) and (iii). The Optionee’s right to pay the exercise price by exchange of Stock, however, is subject to the following limitation: the Stock being exchanged must have been held by the Optionee for at least six months. Payment in full of the Option Price need not accompany the written notice of exercise if the Option is exercised pursuant to the cashless exercise/ sale procedure described above. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Promptly after the exercise of an Option and the payment in full of the Option Price of the shares of Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a Stock certificate or certificates evidencing his ownership of such shares. A separate Stock certificate or certificates shall be issued for any shares purchased pursuant to the exercise of an Option which is an Incentive Stock Option, which certificate or certificates shall not include any shares which were purchased pursuant to the exercise of an Option which is not an Incentive Stock Option. An individual holding or exercising an Option shall have none of the rights of a shareholder until the shares of Stock covered thereby are fully paid and issued to him and, except as provided in Section 16 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance. Shares issued pursuant to the exercise shall be subject to the applicable restrictions set out in Section 11 hereof.

11.     TRANSFERABILITY OF STOCK AND OPTIONS

      (a) Transferability. During the lifetime of an Optionee, only such Optionee (or, in the event of legal incapacity or incompetency, the guardian or legal representative of the Optionee) may exercise the Option. No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution, provided, however, that any option that is not an Incentive Stock Option may be transferred as provided in Section 11(b). No shares of restricted Stock shall be assignable or transferable, other than by will or the laws of descent and distribution, prior to the satisfaction of applicable performance and service requirements with respect to such shares.

      (b) Family Transfers. If authorized in the applicable Option Agreement, an Optionee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For purposes of this Section 11(b), a “Family Member” is person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the grantee. A “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a qualified domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members in exchange for an interest in that entity. Following a transfer under this Section 11(b), any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except by Family Members of the original Optionee in accordance with this Section 11(b) or by will or the laws of descent and distribution. The events of termination of service of Section 12 and the rights in the event of death or disability in Section 13 shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in Section 12 and Section 13.

      (c) Additional Provisions. The Board may, in its sole discretion, include additional provisions in any Incentive Award granted under the Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, arrangements for loans or transfers of property to Optionees upon exercise of Options, a requirement to enter into any applicable shareholders agreement by and among the Company and any of its shareholders or such other provisions as shall be determined by the Board; provided, however, that such additional provisions shall not be inconsistent with any term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

12.     TERMINATION OF SERVICE OR EMPLOYMENT OF OPTIONEE

      Upon the termination of the employment or service of an Optionee, or Holder with the Company or a Subsidiary, other than by reason of the death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such individual, any Option or shares of restricted stock that have not become vested to such individual pursuant to the Plan, shall terminate and such individual shall have no further right to purchase shares of Stock pursuant to such Option and such restricted stock shall be forfeited; provided, however, that the Board may provide, by inclusion of appropriate language in any Option or restricted Stock Agreement, that the grantee may (subject to the general limitations on exercise set forth in Section 10(b) above), in the event of termination of employment or service with the Company or a Subsidiary, exercise an Option or receive unrestricted shares of Stock, in whole or in part, at any time subsequent to such termination of employment and prior to termination of the Incentive Award as provided in Sections 6 and 10 above, either subject to or without regard to any installment limitation, condition on exercise or transfer, or vesting requirement imposed pursuant to such Sections. Whether a leave of absence or leave on military or government service shall constitute a termination of employment or service for purposes of the Plan shall be determined by the Company, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment or service with the Company or a Subsidiary shall not be deemed to occur if the Optionee is immediately thereafter employed by or engaged with the Company or any Subsidiary in any capacity.

13.     RIGHTS IN THE EVENT OF DEATH OR DISABILITY

      (a) Death. If an Optionee dies while employed by or providing service to the Company or a Subsidiary, the executors or administrators or legatees or distributees of such individual’s estate shall have the right (subject to the general limitations on exercise set forth in Section 10(b) above), at any time within six (6) months after the date of such individual’s death and before termination of the Option as provided in Section 10(a) above, to exercise any vested portion of the Option held by such individual at the date of such individual’s death. The extent to which shares of restricted Stock shall become vested as a result of the grantee’s death while employed by or providing services to the Company or a Subsidiary shall be determined by the Board at the time of grant of such shares of restricted Stock and specified in the related Agreement.

      (b) Disability. If an Optionee terminates employment or service with the Company or a Subsidiary by reason of the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of such person, then such person shall have the right (subject to the general limitations on exercise set forth in Section 10(b) above), at any time within six (6) months after such termination of employment or service and before termination of the Option as provided in Section 10(a) above, to exercise, in whole or in part, any vested portion of the Option held by such person at the date of such termination of employment or service. Whether a termination of employment is to be considered by reason of “permanent and total disability” for purposes of this Plan shall be determined by the Board, which determination shall be final and conclusive. The extent to which shares of restricted stock shall become vested as a result of the grantee’s “total and permanent disability” while employed by or engaged in performing services for the Company or a Subsidiary shall be determined by the Board at the time of grant of such shares of restricted stock and specified in the related Agreement.

14.     USE OF PROCEEDS

      The proceeds received by the Company from the sale of Stock pursuant to the exercise of Options granted under the Plan and the issuance of shares of restricted Stock hereunder shall constitute general funds of the Company.

15.     REQUIREMENTS OF LAW

      The Company shall not be required to sell, issue or transfer any shares of Stock under any Incentive Award if the sale, issuance or transfer of such shares would constitute a violation by the Holder or the individual exercising the Option or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), at the time of grant of restricted Stock or when such Stock becomes vested or upon exercise of any Option, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by thereby, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the holder of such restricted Stock or Option may acquire such shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended). The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto or pursuant to a grant of restricted Stock to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable or that shares of Stock may not be issued pursuant to a grant of restricted Stock unless and until the shares of Stock covered by such grant or Option are registered or are subject to an available exemption from registration, the exercise of such Option or issuance of shares of Stock pursuant to such grant (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.     AMENDMENT AND TERMINATION OF THE PLAN

      The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Incentive Awards have not been granted; provided, however, that no amendment by the Board shall, without approval by a majority of the votes cast at a duly held meeting of the shareholders of the Company at which a quorum representing at least a majority of outstanding shares of stock of the Company entitled to vote thereon is, either in person or by proxy, present and voting on the Plan or by written consent in accordance with the Articles of Incorporation and By-Laws of the Company, (a) change the requirements as to eligibility to receive Incentive Stock Options; or (b) increase the maximum number of shares of Stock in the aggregate that may be sold or issued pursuant to grants of Incentive Stock Options under the Plan (except as permitted under Section 17 hereof). Except as permitted under Section 17 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Incentive Award, alter or impair rights or obligations under any Incentive Award theretofore granted under the Plan. With the consent of the Optionee or Holder, the Board may amend any outstanding Agreement in a manner not inconsistent with the Plan. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the Board; amendments requiring stockholder approval (as provided in this Section 16) shall become effective when adopted by the Board, but no Incentive Stock Option issued after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular Optionee) unless and until such amendment shall have been approved by the Company’s stockholders. If such stockholder approval is not obtained within twelve (12) months of the Board’s adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such Option to a particular Optionee.

17.     EFFECT OF CHANGES IN CAPITALIZATION

      (a) Changes in Stock. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, occurring after the effective date of the Plan, the number and kinds of shares for the issuance of which restricted Stock may be awarded and for the acquisition of which Options may be granted under the Plan, as well as the individual limits on the number of shares that may be granted as set forth in Section 3, shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Options are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the Option immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares subject to the unexercised portion of the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share.

      (b) Reorganization in Which the Company Is the Surviving Corporation. Subject to Subsection (c) hereof, if the Company shall be the surviving corporation in any reorganization, merger, or consolidation of the Company with one or more other corporations, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation.

      (c) Reorganization in Which the Company Is Not the Surviving Corporation or Sale of Assets or Stock. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity (other than persons who are shareholders of the Company at the time the Plan is approved by the shareholders and other than an Affiliate) owning 80% or more of the combined voting power of all classes of stock of the Company, the Plan and all Options outstanding hereunder shall terminate, except to the extent a provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of such Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Option, each individual holding an Option shall have the right (subject to the general limitations on exercise set forth in Section 10(b) above), immediately before the occurrence of such termination and during such period occurring before such termination as the Board in its sole discretion shall determine and designate, to exercise such Option in whole or in part, to the extent that such Option was otherwise exercisable at the time such termination occurs, except that, by inclusion of appropriate language in an Option Agreement, the Board may provide that the Option may be exercised before termination without regard to any installment limitation or other condition on exercise imposed pursuant to Section 10(b) above. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its shareholders. The extent to which unvested shares of restricted Stock shall be vested or forfeited in the case of an event described in this Section 17(c) shall be set out in the Agreement with respect to such grant; in the absence of such a provision, the unvested shares shall be forfeited.

      (d) Adjustments. Adjustments under this Section 17 related to stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

      (e) No Limitations on Company. The grant of shares of Incentive Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

18.     DISCLAIMER OF RIGHTS

      No provision in the Plan or in any Incentive Award granted or agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with the right and authority of the Company or any Subsidiary either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Subsidiary. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

19.     NONEXCLUSIVITY OF THE PLAN

      Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of restricted stock, stock options or stock appreciation rights otherwise than under the Plan.

7600 Wisconsin Avenue

Suite 1100
Bethesda, Maryland 20814

REVOCABLE PROXY

INFORMAX, INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE INFORMAX, INC. BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2002

         The undersigned stockholder of InforMax, Inc. hereby appoints Andrew P. Whiteley and John M. Green, and each of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned stockholder at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on May 16, 2002, at 7600 Wisconsin Avenue, 10th Floor, Bethesda, Maryland, 20814, and at any adjournments or postponements thereof, upon the following matters:

         The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2002 and InforMax’s Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Corporate Secretary either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED “FOR” PROPOSALS ONE, TWO AND THREE, UNLESS CONTRARY DIRECTION IS GIVEN, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Please mark your
votes as in this example

PROPOSAL ONE:	ELECTION OF NOMINEE LISTED BELOW AS A DIRECTOR TO THE BOARD OF DIRECTORS TO SERVE A TERM OF THREE YEARS, OR UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

NOMINEE: Hooks Johnston

FOR the nominee listed above.

WITHHOLD AUTHORITY to vote for the nominee above.

ABSTAIN

PROPOSAL TWO:	AMENDMENT AND RESTATEMENT OF THE INFORMAX, INC. AMENDED EQUITY INCENTIVE COMPENSATION PLAN.

FOR

AGAINST

ABSTAIN

PROPOSAL THREE:	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

FOR

AGAINST

ABSTAIN

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLACE AN “X” HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE ANNUAL MEETING .

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE ANNUAL MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT INFORMAX, INC. TO ADDITIONAL EXPENSE.

_____________________________________ (Signature of Stockholder or Authorized Representative)

_____________________________________ (Print name)

Date: _____________________________, 2002.

Note: Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.